Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of April 21, 2014, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for trial through the end of 2014.

2014
Engle progeny

April (0)	July (4)	October (7)

May (4)	August (4)	November (1)

June (5)	September (27)	December (0)

As of April 21, 2014, there were no Engle progeny cases in trial.

Other Individual Smoking & Health

April (0)	July (0)	October (1)

May (0)	August (0)	November (0)

June (1)	September (1)	December (0)

As of April 21, 2014, there were no non-Engle progeny cases in trial.